Exhibit 99.1

CVR Partners Reports Third Quarter 2026 Results

•	Third quarter net loss of $11 million, or $1.02 per common unit; EBITDA of $20 million

•	Planned turnaround at East Dubuque completed on schedule in mid-October, along with completion of the water system upgrade and brownfield ammonia capacity expansion projects

•	Announced cash distribution of $1.79 per common unit

SUGAR LAND, Texas (November 3, 2026) – CVR Partners, LP (“CVR Partners” or the “Partnership”) (NYSE: UAN), a manufacturer of ammonia and urea ammonium nitrate (“UAN”) solution fertilizer products, today announced a net loss of $11 million, or $1.02 per common unit, and EBITDA of $20 million on net sales of $146 million for the third quarter of 2026, compared to net income of $43 million, or $4.08 per common unit, and EBITDA of $71 million on net sales of $164 million for the third quarter of 2025.

“Our results for the third quarter were impacted by the 41-day planned turnaround at our East Dubuque facility, which was completed in mid-October as scheduled. During the turnaround we also completed the upgrades to East Dubuque’s water systems, along with the brownfield ammonia capacity expansion that is expected to increase ammonia production capacity by approximately 5%,” said Dane Neumann, President and Chief Executive Officer of CVR Partners. “Despite the downtime associated with the turnaround, we had another quarter of solid results, and we are pleased to declare a cash distribution of $1.79 per common unit for the third quarter.

“The fall harvest is well underway in the Corn Belt, and supplies of nitrogen fertilizers remain tight across the system,” Neumann continued. “Prices for nitrogen fertilizers have steadily increased since the summer fill programs, and we continue to see strong demand from our customers.”

Consolidated Operations

Production at CVR Partners’ fertilizer facilities decreased compared to the third quarter of 2025, producing a combined 175,000 tons of ammonia during the third quarter of 2026, of which 46,000 net tons were available for sale, while the rest was upgraded to other fertilizer products, including 294,000 tons of UAN. During the third quarter of 2025, the fertilizer facilities produced a combined 208,000 tons of ammonia, of which 59,000 net tons were available for sale, while the remainder was upgraded to other fertilizer products, including 337,000 tons of UAN. These decreases were primarily due to the planned turnaround at the East Dubuque Facility which began in late August 2026 and was completed in mid-October 2026.

For the third quarter of 2026, average realized gate prices for ammonia were up 20 percent over the prior year to $637 per ton, while average realized gate prices for UAN were down 11 percent over the prior year to $309 per ton. Average realized gate prices for ammonia and UAN were $531 and $348 per ton, respectively, for the third quarter of 2025.

Distributions

CVR Partners also announced that the Board of Directors of the Partnership’s general partner (the “Board”) declared a third quarter 2026 cash distribution of $1.79 per common unit, which will be paid on November 23, 2026, to common unitholders of record as of November 16, 2026.

CVR Partners is a variable distribution master limited partnership. As a result, its distributions, if any, will vary from quarter to quarter due to several factors, including, but not limited to, its operating performance, fluctuations in the prices received for its finished products, maintenance capital expenditures, and use of cash and cash reserves deemed necessary or appropriate by the Board.

Third Quarter 2026 Earnings Conference Call

CVR Partners previously announced that it will host its third quarter 2026 Earnings Conference Call on Tuesday, November 3, at 9:30 a.m. Eastern. This Earnings Conference Call may also include discussion of the Partnership’s developments, forward-looking information and other material information about business and financial matters.

The third quarter 2026 Earnings Conference Call will be webcast live and can be accessed on the Investor Relations section of CVR Partners’ website at www.CVRPartners.com. For investors or analysts who want to participate during the call, the dial-in number is (833) 461-5787, conference ID 749461965. A repeat of the call can be accessed for seven days by dialing (833) 309-1852, conference ID 749461965. The webcast will be archived and available on the Investor Relations section of CVR Partners’ website at www.CVRPartners.com.

Qualified Notice

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of CVR Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, CVR Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

Forward-Looking Statements

This news release contains forward-looking statements. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, the information provided under the section titled “Q4 2026 Outlook” herein and statements regarding future: continued safe and reliable operations; impacts of planned and unplanned downtime and turnarounds on our results; drivers of our results; utilization and production rates; supply and demand; pricing of our products; ability to generate free cash flow; distributions, including the timing, payment and amount (if any) thereof; ability to and levels to which we upgrade ammonia to other fertilizer products, including UAN; global fertilizer industry conditions; ability to increase ammonia production capacity through our brownfield ammonia capacity expansion initiatives; grain prices; crop inventory levels; farmer economics and planting seasons; direct operating expenses; capital expenditures; turnaround expense and timing; and other matters. You can generally identify forward-looking statements by our use of forward-looking terminology such as “outlook,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Investors are cautioned that various factors may affect these forward-looking statements, including (among others) impacts of the planting season on our business; CVR Energy, Inc.’s and its controlling stockholder’s intention regarding potential strategic transactions involving the Partnership and ownership of our common units; potential operating hazards; costs of compliance with existing or new laws and regulations and potential liabilities arising therefrom; general economic and business conditions; political disturbances, geopolitical instability and tensions, including those arising from trade policies and tariffs; impacts of plant outages and weather conditions and events; and other risks. For additional discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other Securities and Exchange Commission (“SEC”) filings. These and other risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof. CVR Partners disclaims any intention or obligation to update publicly or revise its forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Partners, LP

Headquartered in Sugar Land, Texas, CVR Partners is a Delaware limited partnership focused on the production, marketing and distribution of nitrogen fertilizer products. It primarily produces urea ammonium nitrate (UAN) and ammonia, which are predominantly used by farmers to improve the yield and quality of their crops. CVR Partners’ Coffeyville, Kansas, nitrogen fertilizer manufacturing facility includes a 1,300 ton-per-day ammonia unit, a 3,100 ton-per-day UAN unit and a dual-train gasifier complex having a capacity of 89 million standard cubic feet per day of hydrogen. CVR Partners’ East Dubuque, Illinois, nitrogen fertilizer manufacturing facility includes a 1,075 ton-per-day ammonia unit and a 950 ton-per-day UAN unit.

Investors and others should note that CVR Partners may announce material information using SEC filings, press releases, public conference calls, webcasts and the Investor Relations page of its website. CVR Partners may use these channels to distribute material information about the Partnership and to communicate important information about the Partnership, corporate initiatives and other matters. Information that CVR Partners posts on its website could be deemed material; therefore, CVR Partners encourages investors, the media, its customers, business partners and others interested in the Partnership to review the information posted on its website.

Contact Information:

Investor Relations

Richard Roberts

(281) 207-3205

InvestorRelations@CVRPartners.com

Non-GAAP Measures

Our management uses certain non-GAAP measures, and reconciliations to those measures, to evaluate current and past performance and prospects for the future to supplement our financial information presented in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP measures are important factors in assessing our operating results and profitability and include the measures defined below.

The following are non-GAAP measures we present for the periods ended September 30, 2026 and 2025:

EBITDA - Net income (loss) before (i) interest expense, net, (ii) income tax expense (benefit) and (iii) depreciation and amortization expense.

Adjusted EBITDA - EBITDA adjusted for certain significant noncash items and items that management believes are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends.

Available Cash for Distribution - EBITDA for the period excluding noncash income or expense items (if any), for which adjustment is deemed necessary or appropriate by the Board in its sole discretion, less (i) reserves for maintenance capital expenditures, turnarounds, debt service and other contractual obligations and (ii) reserves for future operating or capital needs (if any), in each case, that the Board deems necessary or appropriate in its sole discretion. Available Cash for Distribution may be increased by the release of previously established cash reserves, if any, and other excess cash, at the discretion of the Board.

We present these measures because we believe they may help investors, analysts, lenders, and ratings agencies analyze our results of operations and liquidity in conjunction with our GAAP results, including, but not limited to, our operating performance as compared to other publicly traded companies in the fertilizer industry, without regard to historical cost basis or financing methods, and our ability to incur and service debt and fund capital and turnaround expenditures. Non-GAAP measures have important limitations as analytical tools because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable GAAP financial measures. Refer to the “Non-GAAP Reconciliations” included herein for reconciliation of these amounts. Due to rounding, numbers presented within this section may not add or equal to numbers or totals presented elsewhere within this document.

Factors Affecting Comparability of Our Financial Results

Our results of operations for the periods presented may not be comparable with prior periods or to our results of operations in the future due to expenses incurred as part of planned turnarounds. We incurred turnaround expenses of $26.8 million and $1.2 million during the three months ended September 30, 2026 and 2025, respectively, and $28.9 million and $2.5 million during the nine months ended September 30, 2026 and 2025, respectively.

CVR Partners, LP

(all information in this release is unaudited)

Statement of Operations Data

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per unit data)	2026	2025	2026	2025
Net sales (1)	$146,152	$163,549	$528,394	$474,973
Operating costs and expenses:
Cost of materials and other	24,888	25,390	82,391	85,837
Direct operating expenses (exclusive of depreciation and amortization)	89,545	57,681	211,426	172,685
Depreciation and amortization	23,253	19,958	65,437	58,859

Cost of sales	137,686	103,029	359,254	317,381
Selling, general and administrative expenses	11,600	9,171	28,165	25,094
Loss on asset disposal and project write-offs	508	713	2,153	955

Operating (loss) income	(3,642)	50,636	138,822	131,543
Other (expense) income:
Interest expense, net	(7,205)	(7,587)	(22,450)	(22,894)
Other income, net	105	23	303	279

Net (loss) income	$(10,742)	$43,072	$116,675	$108,928

Basic and diluted (loss) earnings per common unit	$(1.02)	$4.08	$11.04	$10.31
Distributions declared per common unit	6.08	3.89	10.45	7.90
EBITDA*	$19,716	$70,617	$204,562	$190,681
Available Cash for Distribution*	18,889	42,440	125,355	107,466
Weighted-average common units outstanding:
Basic and Diluted	10,570	10,570	10,570	10,570

*	See “Non-GAAP Reconciliations” section below for a reconciliation of these amounts.

(1)	Below are the components of net sales:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Fertilizer sales	$131,763	$149,809	$484,308	$432,274
Other	14,389	13,740	44,086	42,699

Total net sales	$146,152	$163,549	$528,394	$474,973

Selected Balance Sheet Data

(in thousands)	September 30, 2026	December 31, 2025
Cash and cash equivalents	$158,191	$69,243
Working capital (inclusive of cash and cash equivalents)	117,257	117,094
Total assets	1,056,549	969,455
Total long-term debt and finance lease obligation, including current portion	569,741	569,846
Total liabilities	784,585	703,714
Total partners’ capital	271,964	265,741

Selected Cash Flow Data

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Net cash flow provided by (used in):
Operating activities	$116,714	$91,744	$258,390	$171,237
Investing activities	(31,518)	(10,729)	(58,414)	(21,419)
Financing activities	(64,461)	(39,232)	(111,028)	(84,492)

Net increase in cash and cash equivalents	$20,735	$41,783	$88,948	$65,326

Capital Expenditures

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Maintenance	$20,812	$7,412	$40,633	$17,665
Growth	13,993	5,301	25,256	11,727

Total capital expenditures	$34,805	$12,713	$65,889	$29,392

Key Operating Data

	Three Months Ended September 30,		Nine Months Ended September 30,
(percent of capacity utilization)	2026	2025	2026	2025
Ammonia utilization rate (1)	80%	95%	94%	96%

(1)

Reflects our ammonia utilization rate on a consolidated basis. Utilization is an important measure used by management to assess operational output at each of the Partnership’s facilities. Utilization is calculated as actual tons of ammonia produced divided by capacity. We present our utilization for the three and nine months ended September 30, 2026 and 2025 and take into account the impact of our current turnaround cycles on any specific period. Additionally, we present utilization solely on ammonia production rather than each nitrogen product as it provides a comparative baseline against industry peers and eliminates the disparity of plant configurations for upgrade of ammonia into other nitrogen products. With our efforts being primarily focused on ammonia upgrade capabilities, this measure provides a meaningful view of how well we operate.

Sales and Production Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Consolidated sales volumes (thousand tons):
Ammonia	36	48	164	165
UAN	327	328	971	1,009
Consolidated product pricing at gate (dollars per ton): (1)
Ammonia	$637	$531	$710	$561
UAN	309	348	348	307
Consolidated production volume (thousand tons):
Ammonia—gross produced (2)	175	208	609	621
Ammonia—net available for sale (2)	46	59	179	181
UAN	294	337	971	1,005
Feedstock:
Petroleum coke used in production (thousands of tons)	133	134	407	394
Petroleum coke used in production (dollars per ton)	$45.50	$44.58	$41.38	$47.86
Natural gas used in production (thousands of MMBtus) (3)	1,376	2,114	5,505	6,171
Natural gas used in production (dollars per MMBtu) (3)	$3.09	$3.18	$3.89	$3.72

(1)

Product pricing at gate represents sales less freight revenue divided by product sales volume in tons and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.

(2)

Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into other fertilizer products. Net tons available for sale represent ammonia available for sale that was not upgraded into other fertilizer products.

(3)	The feedstock natural gas shown above does not include natural gas used for fuel. The cost of fuel natural gas is included in direct operating expense.

Key Market Indicators

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Ammonia—Southern plains (dollars per ton)	$690	$618	$764	$582
Ammonia—Corn belt (dollars per ton)	746	657	819	635
UAN—Corn belt (dollars per ton)	361	399	436	375
Petroleum coke (dollars per ton)	$56.62	$64.61	$56.85	$67.75
Natural gas NYMEX (dollars per MMBtu)	2.87	3.03	3.50	3.46

Q4 2026 Outlook

The table below summarizes our outlook for certain operational statistics and financial information for the fourth quarter of 2026. See “Forward-Looking Statements” above.

	Q4 2026
	Low	High
Ammonia utilization rate	88%	93%
Direct operating expenses (in millions) (1)	$58	$63
Total capital expenditures (in millions) (2)	$26	$34

(1)	Direct operating expenses are shown exclusive of depreciation and amortization, turnaround expenses, and impacts of inventory adjustments.
(2)	Capital expenditures are disclosed on an accrual basis.

Non-GAAP Reconciliations

Reconciliation of Net (Loss) Income to EBITDA, Adjusted EBITDA, and Available Cash for Distribution

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Net (loss) income	$(10,742)	$43,072	$116,675	$108,928
Interest expense, net	7,205	7,587	22,450	22,894
Depreciation and amortization	23,253	19,958	65,437	58,859

EBITDA and Adjusted EBITDA	19,716	70,617	204,562	190,681
Adjustments (Reserves)/Releases:
Accrued interest expense (excluding capitalized interest)	(9,104)	(9,192)	(27,317)	(27,215)
Future operating needs (1)	20,000	6,000	—	(2,000)
Capital expenditures and investments (2)	(33,324)	(15,312)	(71,308)	(40,920)
Turnaround expenditures, net (3)	22,237	(8,974)	18,069	(14,104)
Equity method investment (4)	(636)	(699)	1,349	1,024

Available Cash for Distribution (5)	$18,889	$42,440	$125,355	$107,466

Common units outstanding	10,570	10,570	10,570	10,570

(1)	Amount consists of reserves established by management and approved by the Board for potential future cash needs related to nitrogen fertilizer seasonality and feedstock price volatility.
(2)

Amount consists of maintenance capital expenditures, including additional reserves for future profit and growth projects and potential investment opportunities, net of any releases of previously reserved funds, of $10.2 million and $30.7 million for the three and nine months ended September 30, 2026, respectively, and $7.9 million and $23.3 million for the three and nine months ended September 30, 2025, respectively.

(3)	Amount consists of reserves for periodic, planned turnarounds, net of expenditures incurred in the period.
(4)

Amount consists of distributions received by the Partnership adjusted for the amortization of deferred revenue related to the joint venture created to monetize certain tax credits under Section 45Q of the Internal Revenue Code of 1986.

(5)

Amount represents the cumulative Available Cash for Distribution based on full year results. However, Available Cash for Distribution is calculated quarterly, with distributions (if any) being paid in the following period. The Partnership declared and paid a cash distribution of 37 cents, $4.00, and $6.08 per common unit related to the fourth quarter of 2025 and the first and second quarters of 2026, respectively, and declared a cash distribution of $1.79 per common unit related to the third quarter of 2026 to be paid in November 2026.